Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163436

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 25, 2009)

RINO INTERNATIONAL CORPORATION

3,252,032 Shares of Common Stock
Warrants to Purchase 2,276,422 Shares of Common Stock

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Pursuant to this prospectus supplement and the accompanying prospectus, we are offering (1) up to 3,252,032 shares of our common stock, (2) warrants to purchase up to 1,138,211 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), exercisable within six months of the closing date (the “Series A Warrants”), and (3) warrants to purchase up to 1,138,211 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), exercisable beginning on the six month one day anniversary of the closing day until the one year one day anniversary of the closing date (the “Series B Warrants”; together with the Series A Warrants, the “Warrants”), to selected institutional investors under one or more securities purchase agreements, each dated December 2, 2009, between us and each of the investors. The purchase price for each common share together with Series A Warrants exercisable into 0.35 of a common share and Series B Warrants exercisable into 0.35 of a common share is $30.75, or Per-Share Offering Price. Each Warrant entitles the investor to purchase one common share at $34.50, or approximately 112% of the per share purchase price, subject to anti-dilution provisions that require adjustment to reflect stock dividends and splits, pro-rata distributions, issuance of rights, options, or warrants to all holders of common stock (but not the holders of the Warrants) entitling them to purchase shares of common stock at a price per share less than the VWAP as described in the Warrants, and certain fundamental transactions.  The common stock and the warrants will be issued separately but will be purchased together in the offering.

Our common stock is listed on the NASDAQ Global Market under the symbol “RINO.”  On December 2, 2009, the last reported sale price of our common stock was $30.51 per share.  The warrants are not and will not be listed for trading on the NASDAQ Global Market.

Rodman & Renshaw, LLC acted as the lead placement agent in connection with this offering.  The lead placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below.  This table does not reflect the placement agent fee equal to 3% of the aggregate cash exercise price received by us in respect of the exercise, if any, of the Warrants.

	Per Share Offering Price	Total
Public offering price	$30.75	$99,999,984
Placement agent’s fee	$1.38	$4,487,804
Proceeds, before expenses, to us	$29.37	$95,512,180

We expect delivery of the common stock and warrants sold in this offering to be made on or about December 7, 2009, subject to ordinary closing conditions, including against payment of immediately available funds.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “Commission”, or the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is December 2, 2009.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	ii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-6
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	S-27
USE OF PROCEEDS	S-27
PRICE RANGE OF OUR COMMON STOCK	S-29
DIVIDEND POLICY	S-29
DESCRIPTION OF SECURITIES WE ARE OFFERING	S-30
PLAN OF DISTRIBUTION	S-31
LEGAL MATTERS	S-32
EXPERTS	S-33
WHERE YOU CAN FIND MORE INFORMATION	S-33
DOCUMENTS INCORPORATED BY REFERENCE	S-33

PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION	ii
DOCUMENTS INCORPORATED BY REFERENCE	ii
ABOUT THIS PROSPECTUS	1
NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	5
SECURITIES WE MAY OFFER	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	7
DESCRIPTION OF THE DEPOSITARY SHARES	10
DESCRIPTION OF THE WARRANTS	13
DESCRIPTION OF THE DEBT SECURITIES	16
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	30
EXPERTS	30

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i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “RINO,” “we,” “us” and “our” or similar terms are to (i) RINO International Corporation (“RINO International,” formerly Jade Mountain Corporation), a Nevada corporation, (ii) Innomind Group Limited (“Innomind Group”), a wholly-owned subsidiary of RINO International organized under the laws of the British Virgin Islands, (iii) Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”), a wholly-owned subsidiary of Innomind Group organized under the laws of the People’s Republic of China (the “PRC” or “China”), (iv) Dalian RINO Environment Engineering Science and Technology Co., Ltd., a contractually controlled affiliate of Dalian Innomind, organized under the laws of the PRC (“Dalian Rino”); and (v) Dalian Rino Environmental Engineering Project Design Co., Ltd. and Dalian Rino Environmental Construction & Installation Project Co., Ltd., wholly-owned subsidiaries of Dalian Rino organized under the laws of the PRC.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 333-162373) (the “Prior Registration Statement”) that we filed on October 7, 2009 with the SEC, as amended, using a “shelf” registration process with respect to up to $150,000,000 in securities that may be sold thereunder, which  was declared effective by the Securities and Exchange Commission (the “Commission”) on November 25, 2009, and the registration statement on Form S-3MEF (Registration No. 333-163436) filed with the SEC on December 2, 2009 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to increase the dollar amount of securities registered under the Prior Registration Statement by $29,985,000. Under the shelf registration process, we may offer and sell any combination of securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. Each time we use the accompanying prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in the prospectus. The purpose of this prospectus supplement is to provide supplemental information regarding us in connection with this offering of common stock.

You should read this prospectus supplement, along with the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you carefully before you invest. Both documents contain important information you should consider when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Where You Can Find More Information.”

ii

You may rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus that we authorized to be distributed to you. We have not, and the placement agents have not, authorized anyone to provide you with information or to make representations that are different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell or a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where an offer, sale or solicitation would be unlawful. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants to purchase common stock and the distribution of this prospectus outside the United States.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus.  This summary highlights selected information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein.  Because the following is only a summary, it does not contain all of the information that you should consider before investing in our common stock.  You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” included in this prospectus supplement and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

RINO INTERNATIONAL CORPORATION

We are an industrial technology-based environmental protection and remediation company based in China.  Specifically, through our subsidiaries and controlled affiliates in China, we are engaged in the business of designing, manufacturing, installing and servicing wastewater treatment and exhaust emission desulphurization equipment principally for use in China's iron and steel industry, and anti-oxidation products and equipment designed for use in the manufacture of hot rolled steel plate products.  All of our products are custom-built for specific project installations, and we execute supply contracts during the design phase of our projects.  Our products are all designed to reduce industrial pollution, energy utilization, or both, and the manufacturing facilities of our products comply with ISO 9001 Quality Management System and ISO 14001 Environment Management System requirements, for which Dalian Rino received certificates in 2004 and 2008.

Since 1978, the PRC has undergone a substantial economic transformation and rapid economic growth, becoming the world's third largest national economy in 2007, and the world's largest iron and steel producer, with rapidly increasing levels of iron and steel production.  As a result of its continuous focus on nation-wide economic development, China's overall industrial pollution output has become a central issue for the national government, and a priority in the PRC's eleventh five-year plan.  For example, in 2008 China's industrial enterprises emitted about 20 million tons of sulphur dioxide, the principal cause of "acid-rain," and the PRC has become the world's largest emitter of sulphur dioxide pollution.  As a consequence of this and other industrially-based environmental challenges, Dalian Rino's customer base – the Chinese iron and steel industry – faces governmental mandates to decrease or eliminate water pollution and sulphur emissions, which are key applications for our products and technologies.

Accordingly, environmental protection and remediation is a relatively new industry in the PRC.  Nonetheless, like the Chinese economy, it is rapidly growing – we estimate that in the next five years the addressable market for wastewater and desulphurization products collectively could represent a market of more than $2 billion while the anti-oxidation product addresses a market which could be over $1 billion during the same period.  Further, the market for our products is highly regulated by the central PRC government, which sets specific pollution output targets for industrial enterprises.  For this reason, we believe that the demand for our products will continue to be driven by the growth of the PRC's iron and steel industry and government-mandated pollution control standards that are being made more stringent annually.  We also believe that our revenue and profitability growth to date arises largely from these same factors.  Our revenues increased 41.7% to $139.6 million for the nine months ended September 30, 2009 from our revenues for the corresponding period of 2008. Our revenues increased 119.8% to $139.3 million for fiscal year 2008 from $63.4 million for fiscal year 2007. Our gross profit increased 29.0% to $56.3 million for the nine months ended September 30, 2009 from our gross profit for the corresponding period of 2008. Our gross profit increased 78.3% to $54.3 million for fiscal year 2008 from $30.5 million for fiscal year 2007.  Our income from operations increased 106.2% to $42.2 million for the nine months ended September 30, 2009 from income from operations for the corresponding period of 2008.  Our income from operations increased 36.9% to $21.6 million for fiscal year 2008 from $15.8 million for fiscal year 2007.  Our after-tax net income increased 94.5% to $39.4 million for the nine months ended September 30, 2009 from our after-tax net income for the corresponding period of 2008. Our after-tax net income increased 108.3% to $21.3 million for fiscal year 2008 from $10.2 million for fiscal year 2007.

Principal Products

We have three principal products and product lines: the “Lamella Inclined Tube Settler Waste Water Treatment System,” the “Circulating, Fluidized Bed, Flue Gas Desulphurization System,” and the “High Temperature Anti-Oxidation System for Hot Rolled Steel.”

Our core product, the Lamella Inclined Tube Settler Waste Water Treatment System (the “Waste Water System”), is a highly efficient wastewater treatment system that incorporates our proprietary and patented "Lamella Inclined Tube Settler" technology.  We believe the Waste Water System is among the most technologically advanced wastewater treatment systems presently in use in China's iron and steel industry.  It includes industrial water treatment equipment, complete sets of effluent-condensing equipment, highly efficient solid and liquid abstraction dewatering equipment and coal gas dust removal and cleaning equipment.  The Waste Water System has received numerous regional and national design awards, and has been successfully installed and used at a number of large steel mills in China, including Jinan Iron & Steel Group Co., Ltd., Benxi Iron & Steel (Group) Co., Ltd., Handan Iron & Steel Group Co., Ltd., Tianjin Tiangang Group Co., Ltd., Panzhihua Iron & Steel Group Co., Ltd., Anyang Iron & Steel Group Co., Ltd., Nanchang Changli Steel Co., Ltd., Shaogang Steel Co., Ltd., Linggang Steel Co., Ltd., Puyang Steel and Hunan Lianyuan Iron and Steel Co., Ltd.

Our Circulating, Fluidized Bed, Flue Gas Desulphurization System (the "Desulphurization System") is a highly effective system that removes particulate sulphur from flue gas emissions generated by the sintering process in the production of iron and steel (a process in which sulphur and other impurities are removed from iron ore by heating, without melting, pulverized iron ore) with the resulting discharge meeting all current relevant PRC air pollution standards.  As compared with equipment using other desulphurization technologies, we believe our proprietary technology has the following primary advantages: our equipment has a smaller footprint, a shorter circulation process and a low calcium sulphur ratio; the cost of operating the system is lower; and the system is more efficient with higher desulphurization rates (for coal with a high (i.e., 6%) sulphur content, desulphurization rates can reach 92%).  The Desulphurization System does not generate wastewater, dust or other secondary pollutants.  Our Desulphurization System is designed using proprietary technologies developed primarily through our own internal research and development efforts.

Our High Temperature Anti-Oxidation System for Hot Rolled Steel (the “Anti-Oxidation System”) is a set of products and a mechanized system, that substantially reduces oxidation-related output losses in the production of continuous cast, hot rolled steel.  We believe that in design and technology the Anti-Oxidation System is the only anti-oxidation process available for the iron and steel industry (both in the PRC and internationally) that can be applied in high temperature environments, and is a unique solution to the loss of production output due to high-temperature oxidation, which is a long-standing problem in the world-wide iron and steel industry.

The technology used in our Anti-Oxidation System was jointly developed by Dalian Rino and the Chinese Academy of Sciences.  In March 2006, Dalian Rino acquired the technology from the Chinese Academy of Sciences under an agreement that provides for the co-ownership of the intellectual property rights to the formula for the anti-oxidizing paint used in the Anti-Oxidation System and to the spray system for applying the paint as well as co-ownership of any patents granted and the transfer to Dalian Rino of all commercialization rights related to the Anti-Oxidation System.

Contract Machining Services

In addition to the environmental remediation and protection systems above, since late 2005 we have also used our over capacity during "down time" to perform contract machining services for third-party industrial enterprises.

The specialized heavy machinery and equipment that we use to produce the Waste Water System, the Desulphurization System and the Anti-Oxidation System also provides us with a substantial capacity to undertake the machining of other large, high-precision and advanced structures.  To this end, Dalian Rino established and we maintain strategic cooperation relationships with such companies as Dalian Heavy Industry (Zhonggong) and China First Heavy Industries with which we contract to provide production time on our heavier machine tools, during "down time" on the manufacture of our own products.

We expect that as sales of our products increase, we will reduce or eliminate contracting the use of our machines and equipment to third parties.

New Products and Product Development

Sludge Treatment System

In November 2008, Dalian University of Technology successfully developed a new sludge treatment system with our cooperation.  The new sludge treatment system can be used to treat sludge generated by the municipal wastewater treatment process, industrial sludge generated by the chemical industry and oil sludge generated by the oil industry.  We estimate that there is a market of approximately $28.8 billion for the treatment of sludge generated by various municipal wastewater and industrial processing systems in the PRC market.  To treat the sludge, the first and most critical step is to remove water from the sludge through a dehydration process, which reduces the quantity of the sludge and makes it easier to incinerate.  Depending on the heavy metal content of the desiccated sludge, the final product can be used as agricultural fertilizer if the heavy metal content is low, or, after further processing, as a component in various construction materials if the heavy metal content is high.

We believe the current best sludge treatment technology available in the PRC market (provided by third parties) allows for a 30% reduction of water in the sludge while our sludge treatment technology, by using superheated steam to dehydrate sludge, provides an improvement of 10% in water reduction.  In addition, we believe our new sludge treatment system costs approximately 50% less than imported products and the costs of daily operation are approximately 45% less.  The Chinese government recently promulgated a new regulation requiring at least 60% of municipal wastewater be treated by 2010, the implementation of which is expected to significantly increase the amount of sludge generated by the wastewater treatment process in China in the next several years.  We estimate the profit to process one ton of sludge generated by municipal wastewater treatment process varies between $12 and $19 depending on the steam source.  Currently, we estimate that approximately 27.8 million metric tons of sludge is being generated by the wastewater treatment process annually with a water content of approximately 80%.

We believe Northeastern China, where Dalian RINO is located, is regarded as the center of the Chinese oil industry and this region generates approximately 2 million tons of oil sludge annually.  We estimate the profit to process one ton of oil sludge averages $30.

Dalian University of Technology has made a patent application for the technology embodied in the new sludge treatment system in China (Application number: 200710011115.0).  Based on our agreement in principle with Dalian University of Technology, Dalian Rino receives certain rights to use such technology and will pay an ongoing royalty of approximately 5% of sales to Dalian University of Technology.

DXT System

In early September 2009, we commenced installation of our new proprietary ammonia-based desulphurization system (the "DXT system") on a 280m2 sinter system at Hunan Lianyuan Iron and Steel Company.  The total contract value is approximately $10 million with the installation scheduled to be completed during the second quarter of 2010.  The DXT system  utilizes a technology, through a contractual arrangement, that has been applied by Baosteel Group Co., China's largest steel producer, to its manufacturing process during the past 10 years.  Our DXT system applies such technology, to the best of our knowledge for the first time, in the desulphurization process in China's iron and steel industry.  Our new DXT operating system utilizes coking waste ammonia in the flue gas to effectively remove the sulphur dioxide from the sinter flue gas and produces ammonia sulfate as a by-product, which can be used as fertilizer.  We believe that in addition to our commitment to filtering out up to 99% of the harmful sulphur emissions, the DXT system utilizes less energy, decreases operating and maintenance costs, and creates a sustainable revenue generating activity through the production of fertilizer.  The Chinese government strongly supports technologies which are both environmentally friendly and economical.  Our customers in the iron and steel manufacturing industry that use the DXT system will be eligible for tax credits and government subsidies to offset the costs.
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We were originally incorporated in the State of Minnesota in 1984 as Applied Biometrics, Inc.  In 2007, we became a Nevada corporation and changed our name to RINO International Corporation.  Our executive offices are located at 11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian, PRC, and our telephone number at that address is +86-411-8766-2700.  We maintain a website on the internet at www.rinogroup.com.  Our website, and the information contained therein, is not a part of this prospectus supplement.

The Offering

Common stock offered by us	3,252,032 shares directly

Warrants offered by us	2,276,422 shares issuable upon exercise of warrants

Common stock outstanding immediately following the offering
28,603,321 shares, based on 25,351,289 shares of common stock outstanding as of December 2, 2009 and excluding any shares of our common stock issuable upon exercise of outstanding warrants (including warrants issued in this offering), options or other rights to purchase shares of our common stock, including the warrants.

Use of proceeds	We currently intend to use the net proceeds from this offering for working capital requirements.

Risk factors
You should carefully consider the risk factors contained and incorporated by reference in this prospectus supplement before making an investment decision. The specific risks are set forth under the caption “Risk Factors” section beginning on page S-6 of this prospectus supplement.

Nasdaq Global Market symbol	“RINO”

RISK FACTORS

Investing in our common stock involves a high degree of risk.  In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below before making a decision about investing in our securities.  If any of these risks occur, our business, financial condition and results of operations could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

The recent global financial crisis could negatively affect our business, results of operations and financial condition.

The recent credit crisis and turmoil in the global financial system may have an adverse impact on our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve.  Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital, which could have an impact on our flexibility to react to changing economic and business conditions.  In addition, these economic conditions also impact levels of commercial and consumer spending, which have recently deteriorated significantly and may remain depressed for the foreseeable future.  It is uncertain how long the global crisis in the financial services and credit markets will continue and how much of an impact it will have on the global economy in general or the Chinese economy in particular.  If demand for our products and services fluctuates as a result of economic conditions or otherwise, our revenue and gross margin could be harmed.

Pollution control for China’s iron and steel sector is a relatively immature and growing sector, but we do not know how sensitive we might be to a slowdown in economic growth or other adverse changes in the PRC economy which might affect demand for iron and steel pollution control equipment.  A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business.

Although compliance with environmental regulations suggests continued growth with respect to our target market, we believe that the success and growth of our business for the foreseeable future will continue to depend upon the sustained presence of clients in our target markets, primarily associated with the iron and steel industries.  Our clients’ need to comply with government regulations extends only to the degree that they survive the current economic crisis.  As such, many of our customers may be subject to budgetary constraints and our continued performance under our contracts could be jeopardized by spending reductions or budget cutbacks at these clients.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Dalian Rino began its operations in 2003.  Our limited operating history in the environmental protection industry may not provide a meaningful basis on which to evaluate our business.  Although Dalian Rino’s revenues have grown rapidly since its inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future.  We expect that our operating expenses will increase as we expand.  Any significant failure to realize anticipated revenue growth could result in significant operating losses.  We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	maintain our proprietary technology;

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations, including the integration of any future acquisitions;

•	obtain sufficient working capital to support our expansion and to fill customers’ orders in time;

•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales and acquisition strategies and adapt and modify them as needed; and

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anticipate and adapt to changing conditions in the iron and steel industry markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that we compete with the following entities in the wastewater treatment serving the steel and iron industry: Fujian Longjing Environmental Company, Zhongtai Hangda, Beijing University of Science and Technology, Wuhan Municipal Environmental Co.  In our desulphurization business, we believe we are the first company to design, manufacture and complete an iron and steel sinter machine desulphurization installation in the PRC and have far more experience than our competitors in this area.  Currently, we believe that our anti-oxidation system is unique and virtually without competition in the PRC market. However, because of the growing attention to environmental considerations in the PRC iron and steel industry, there is no guarantee that there will not be more companies that will enter into the markets in which we operate to serve the iron and steel industry in the PRC.  Further, we believe that our existing and new competitors will continue to improve the design and performance of their products and introduce new products with competitive price and performance characteristics.  We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets.  Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition

Our major competitors may be better able than we to successfully endure downturns in our industrial sector.  In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices at the expense of our market share.  In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

We may not be able to effectively control and manage our growth.

Our revenues increased 41.7% to $139.6 million for the nine months ended September 30, 2009 from our revenues for the corresponding period of 2008.  Our revenues have increased from $63.4 million for the fiscal year ended December 31, 2007 to $139.3 million for the fiscal year ended December 31, 2008.  If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion.  In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own.  These eventualities will increase demands on our existing management, workforce and facilities.  Failure to satisfy these kinds of increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls.  We hope to develop an adequate internal accounting control system to budget, forecast, manage and allocate our funds and account for them.  There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out in a timely basis.  If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast, manage and allocate our funds, we may also be unable to prepare accurate accounts in a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under U.S. securities and corporate governance laws.

On May 30, 2008, our management of determined in consultation with our prior independent accountants that there were material errors in the presentation of current assets, concentration of risks related to our largest customers and cash flows related to the payment of deposits for the acquisition of property and equipment in our financial statements for the fiscal years ended December 31, 2007 and 2006 and that such financial statements should not be relied upon.  As a result, we restated the financial statements in Amendment No. 2 to the Annual Report on 10-K for the fiscal year ended December 31, 2007 (“2007 10-K”) which was filed with the SEC on June 11, 2008.  On July 24, 2008, our management determined in consultation with our current and prior independent accountants that there were also errors in the restated financial statements filed with Amendment No. 2 to the 2007 10-K as well as our unaudited financial statements as of March 31, 2008 and for the three months then ended which were filed with the  as part of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “March 2008 10-Q”) causing redeemable stock to be presented as permanent equity and that such financial statements should not be relied upon.  As a result, we restated the financial statements contained in Amendment No. 2 to the 2007 10-K by filing on August 4, 2008 Amendment No. 3 to the 2007 10-K and also restated the financial statements contained in the March 2008 10-Q by filing on August 5, 2008 Amendment No. 1 to the March 2008 10-Q.  The restatements had no effect on the income statement, including net income and earnings per share for the periods covered by the restated financial statements.

On September 5, 2008, Bruce Richardson resigned from his positions as the Chief Financial Officer and Secretary to pursue other interests.  We accepted Mr. Richardson’s resignation.  Mr. Richardson’s duties were assumed by Ms. Qiu Jianping and several managers pending the hiring of a replacement.  Jenny Liu was hired on June 30, 2009 as our Chief Financial Officer.  Our principal accounting officer, Ms. Yu Li has been our accounting manager since our inception.  Even though Ms. Yu Li is assisted by accounting staff with experience and training on US generally accepted accounting principles, Ms. Yu Li does not have formal education and training in US generally accepted accounting principles.  We continue to look for US GAAP qualified accounting and finance personnel to work for us.

Our internal controls over financial reporting were ineffective as of December 31, 2008, and management’s report was not subject to attestation by our independent auditor as to their effectiveness for the fiscal year ended December 31, 2008, which could have a significant and adverse effect on our results of operations.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of December 31, 2008.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control—Integrated Framework.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely basis.  Management identified material weaknesses in our internal controls in connection with: 1. ineffective controls over accounting for revenue and billing process, 2. ineffective controls over financial statement closing process, 3. lack of controls over construction in process and fixed asset management, 4. insufficient U.S. GAAP qualified accounting and finance personnel, and 5. lack of internal audit function.  As a result of the material weaknesses described above, management has concluded that our internal control over financial reporting was ineffective as of December 31, 2008 based on the “Internal Control— Integrated Framework” set forth in COSO.

Management intends to implement the following measures to remediate the material weaknesses that had a material impact on our internal control over financial reporting:

•	Hire finance personnel with experience with complex revenue recognition rules including accounting for multiple element contracts.

•	Institute a formal contract review process to establish and document the revenue recognition events and methodology at the inception of revenue generating contracts.

•
Institute a new process for review of multiple element contracts with standardized documentation which allows for both allocation of revenue based on available objective evidence of fair value as well as the associated billing schedule.

•	Deliver training on revenue recognition principles to sales and operational members of our divisions.

•	Enhance reconciliations, analysis and related reviews for all accounts that give rise to income tax effects in the financial statements.

•	Hire more qualified and experienced accounting personnel to perform the month end review and closing processes as well as provide additional oversight and supervision within the accounting department.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.  We believe that the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  Even though we intend to adopt measures to remediate the weaknesses that management identified as of December 31, 2008, there is no guarantee that these remedial measures will be effective to remediate the existing material weaknesses.  Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan.  If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our recognition of revenue could prove inaccurate.

We use the percentage completion method to recognize revenue.  The inherent difficulty of measuring completed output in our projects prior to full completion requires us to estimate percentage completion by measuring actual inputs in a given period relative to total estimated inputs required for a project.  An incorrect estimate of total inputs required for a project, or an inaccurate accounting of actual inputs in any given period could cause us to misstate revenues by a material amount.  If revenues were overestimated or underestimated, net income would also be overestimated or underestimated, as would accounts receivable.

Our accounts receivable have historically been high relative to our revenue for a given period.

We record our revenue based on the percentage completion method, but are paid according to contract terms which only indirectly use percentage completion, causing leads and lags between our recording of revenue and our customers’ repayment of receivables.  Moreover, we sell to large steel manufacturers which require time to fulfill internal control procedures before effecting payment.  Finally, performance retainages of 10% of contract value are recorded at project commissioning and remain in our accounts receivable until one year after project commissioning.  These factors all combine to raise our receivables as days sales outstanding.  While to date we have only recorded de minimis bad debt, we cannot guarantee that all our accounts receivable will be collected or that they will be collected in a timely manner.

Due to the large size of our projects, we may depend on a concentration of customers at a given period of time.

Historically, we generate revenues from large scale projects based on fixed price contracts with customers for the manufacturing and installation of customized industrial equipment.  Due to the size of our projects, we generally work on a limited number of projects with a limited number of customers at any given period of time.  Generally, each of our projects involves the manufacturing, installation and testing of the equipment we sell.  Due to the size of our projects and the length of time to complete our projects (averaging six to eight months), our revenues are generated from a limited number of customers during any given quarter.  Given the cost of our Lamella Wastewater System, Desulphurization System and Anti-Oxidation System products, we believe that for the foreseeable future we will continue to rely on large customers for a substantial portion of our revenue.  Our inability to continue to secure and maintain a sufficient number of large customers would have a material adverse effect on our business, financial condition and results of operations.  Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices of steel, electronic components and power systems, valves, machine tools, paints and welding rods, and our principal raw materials, are subject to market conditions and generally we do not, and do not expect to, have long-term contracts with our suppliers for those items.  We cannot assure you that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us. The prices for these raw materials have varied significantly and may vary significantly in the future. Numerous factors, most of which are beyond our control, influence prices of our raw materials. These factors include general economic conditions, industry capacity utilization, vendor backlogs and transportation delays and other uncertainties.

We may not be able to adjust our product prices, especially in the short-term, to recover cost increases in these raw materials.  Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

We may engage in future acquisitions that could dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage or enhance our technological capabilities, or otherwise offer growth opportunities.  From time to time, we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future.  In the event of any future acquisitions, we could:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	assume contingent liabilities; or

•	expend significant cash.

These actions could have a material adverse effect on our results of operations or the price of our common stock.  Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits.  Acquisitions and investment activities also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies and/or products;

•	unanticipated costs associated with the acquisition or investment transaction;

•	the diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	the potential loss of key employees of acquired organizations; and

•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot assure you that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

An important element of our growth strategy is expected to be the pursuit of acquisitions of other businesses that increase our existing market share and expand our production capacity.  However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on results of operations.  In addition, we may incur debt to finance future acquisitions, and we may issue securities in connection with future acquisitions that may dilute the holdings of our current or future stockholders.  If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We own two patents in the PRC covering our waste water treatment technology and one international patent covering anti-oxidation technology.  We also have applied for two international invention patents and seven domestic invention patents covering technologies relating to waster water treatment, flue gas desulphurization, anti-oxidation and sludge treatment, which patents applications are currently under review. We applied for both a domestic patent and an international patent under the International Patent Cooperation Treaty with respect to one of the foregoing technologies that relates to anti-oxidation..  The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our patent applications will result in patents being granted, or that our existing or future granted patents will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically has not been vigorous or consistent, primarily because of ambiguities in the PRC laws and a relative lack of developed enforcement mechanisms.  Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States and other countries.  Policing the unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others.  Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations.  An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise capital from outside sources.  Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations;

•	the condition of the PRC economy and the environmental protection product industry in the PRC; and

•	conditions in relevant financial markets.

As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, fluctuating commodity prices, and other challenges currently affecting the global economy, our ability to raise financing from outside sources may be adversely affected.  If we are unable to obtain financing, as needed, in a timely basis and on acceptable terms, our financial position, competitive position, growth and profitability may be adversely affected.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our revenue.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months.  However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital.  The development and marketing of new products and the expansion of distribution channels and associated support personnel require a significant commitment of resources.  In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient revenue, we may continue to consume significant amounts of capital.  As a result, we could be required to raise additional capital.  To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders.  If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of common stockholders, and the terms of such debt could impose restrictions on our operations.  We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

Companies operating in the PRC historically have not adopted a Western style of management and financial reporting concepts and practices.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To our knowledge, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards.  Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not interpret the current environmental protection laws and regulations or amend the current PRC environmental protection laws and regulations such that we are later determined to be in violation of the PRC environmental protection laws and regulations so interpreted or amended.  Our business and results of operations may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We rely on our Chairman and CEO, the founders of Dalian Rino, for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Zou Dejun, our CEO, Ms. Qiu Jianping, our Chairman of the Board, and Ms. Jenny Y. Liu, our CFO.  The loss of the services of Mr. Zou, Ms. Qiu or Ms. Liu, for any reason, may have a material adverse effect on our business and prospects.  We cannot assure you that the services of Mr. Zou, Ms. Qiu or Ms. Liu will continue to be available to us, or that we will be able to find a suitable replacement for any of them if they were no longer available.  We do not carry key man life insurance for Ms. Liu.  We carry key man life insurance of $5.0 million each for Mr. Zou and Ms. Qiu, which may not be sufficient if something happened to one or both of them, and do not carry key man life insurance for any other key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them in a timely fashion or at all, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.  Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future.  Any failure by us to attract or retain high-quality senior executives or senior technology personnel could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us exposed in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance.  Unlike in the U.S. and other countries, product liability claims and lawsuits are relatively rare in the PRC.  However, we cannot assure you that we would not face liability in the event of the failure of any of our products.  We cannot assure you that, especially as China’s domestic consumer economy and industrial economy continues to expand, product liability exposures and litigation will not become more commonplace in the PRC, or that we will not face product liability exposure or actual liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for limited amount of property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.  If our property and equipment are damaged or lost in accidents, or otherwise need replacement for reasons beyond ordinary wear and tear, we cannot assure you that we will have adequate resource to quickly replace our property and equipment to ensure that our business operation will not be materially adversely affected.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The environmental protection and remediation industry is subject to rapid technological change.  Our future success will depend on our ability to respond to rapidly changing technologies and improve the quality of our products.  Our failure to adapt to these changes could harm our business.  Our future plans to market our products require them to be innovative.  If we are slow to develop new products and technologies that are attractive to and useful solutions for the PRC iron and steel industry, we may not be successful in capturing an increasingly significant share of this market.

We have significant outstanding short-term borrowings that have been increasing, and we may not be able to obtain extensions when they mature.

Our short term loans as of September 30, 2009 and December 31, 2008 were approximately $8.8 million and $8.8 million, respectively, and bore weighted average interest rates of 3.98% and 5.31%, respectively.  Generally, these short-term bank loans mature in one year or less and contain no specific renewal terms.  However, in China it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature.  Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature.  If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any.  We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon our business in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in China. The PRC government has confirmed that economic development will follow the model of a market economy, such as that of the United States.  Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces.  While we believe that this trend will continue, we cannot assure you that this will be the case.  Our interests may be adversely affected by changes in policies by the PRC government, including:

•	changes in laws, regulations or their interpretation;

•	confiscatory taxation;

•	restrictions on currency conversion, imports or sources of supplies; and

•	expropriation or nationalization of private enterprises.

Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, bankruptcy and criminal proceedings.  We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations.  These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.  The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Our restructuring agreements with Dalian Rino and its shareholders may not be as effective in providing control over these entities as direct ownership and potential conflicts of interest may occur in the performance and enforcement of the Restructuring Agreements in the future.

We operate our business through Dalian Innomind, our indirectly wholly-owned subsidiary in the PRC, and rely on a series of contractual arrangements with Dalian Rino and its shareholders, known as restructuring agreements, to control the operations of Dalian Rino.  Pursuant to the restructuring agreements that were entered into by and among Dalian Innomind, Dalian Rino and the shareholders of Dalian Rino, Dalian Innomind will be managing and controlling Dalian Rino’s business and operations in exchange for a management fee until the earliest to occur of the termination of a certain entrusted management agreement as determined by the parties thereto, the winding up of Dalian Rino, or the completion of acquisition of Dalian Rino by Dalian Innomind, which is not anticipated at the present time.  Although the Restructuring Agreements provide Dalian Innomind with the legal right and power to control Dalian Rino and any of its remaining assets and operations, the contractual arrangements may not be as effective in providing control over Dalian Rino as direct ownership as we depend on the shareholders of Dalian Rino to perform their obligations under the restructuring agreements and the effective enforcement of these agreements when necessary.

Consequently, if Dalian Rino or any of its shareholders fails to perform its, his or her respective obligations under the Restructuring Agreements, we may have to incur substantial costs and resources to enforce those agreements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.  For example, if the shareholders of Dalian Rino refuse to transfer their equity interest in Dalian Rino to us or our designee if we exercise the equity purchase option under the Restructuring Agreements, then we will have to pursue available remedies under PRC law for them to fulfill their contractual obligations.

The terms of the Restructuring Agreements were negotiated between Dalian Rino and the investors in a private placement that we closed on October 5, 2007 at arms-length, the approval of which by us was a condition precedent to closing of the private placement.  However, there may be potential conflicts of interest in the performance and enforcement of the Restructuring Agreements, because our CEO and director, Mr. Zou, and his wife, Ms. Qiu Jianping, Chairman of the Board of Directors, together hold 100% of Dalian Rino’s equity interest and they are also the sole beneficiaries of The Innomind Trust which holds 70.60% of our outstanding common stock immediately prior to the offering and 62.6% immediately after the offering (without taking into account shares issuable upon exercise of the warrants offered) pursuant to this prospectus supplement and the accompanying prospectus.  As such, we cannot assure you that Mr. Zou and Ms. Qiu Jianping, in their capacity as our CEO, director and Chairman respectively, will act in our best interest when a conflict between us and Dalian Rino arises because of their ownership interest in Dalian Rino.  For example, if Dalian Rino violates the Restructuring Agreement because of its failure to pay any management fee to Dalian Innomind, the fact that Mr. Zou and Ms. Qiu have a 100% ownership interest in Dalian Rino may affect their decision as to whether and/or how vigorously we will seek to enforce our rights under the Restructuring Agreements.

The Restructuring Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC.  Accordingly, these agreements would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures.  The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the Restructuring Agreements.  If we are unable to enforce the Restructuring Agreements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our services and our products.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC.  Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. Pollution control for China’s iron and steel sector is a relatively immature and growing sector, but we do not know how sensitive we might be to a slowdown in economic growth or other adverse changes in the PRC economy which might affect demand for iron and steel pollution control equipment.  A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business. Please refer to the Risk Factor titled “The recent global financial crisis could negatively affect our business, results of operations, and financial condition” for more information regarding the recent economic development and the impact on our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth could lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability.

In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  Repeated raises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Dalian Innomind and RINO are subject to restrictions on paying dividends and making other payments to us; therefore, we might in turn be unable to pay dividends to you.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates, Innomind, Dalian Innomind, Dalian Rino and the subsidiaries of Dalian Rino.  As a result of our holding company structure, we rely entirely on dividend payments from Dalian Innomind, our subsidiary in China.  PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary and consolidated affiliates in the PRC also are required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds.  The PRC government also imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC.  We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.  Furthermore, if Dalian Innomind or Dalian Rino incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  If we or Innomind Group are unable to receive all of the revenues from Dalian Innominds’ operations, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency.  Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations.  Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions.  As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition.  For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm our business, financial condition and results of operations.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced.  In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar.  Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  This change in policy has resulted in significant appreciation of the Renminbi against the U.S. dollar.  There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

If the PRC government were to revoke the “grandfathered” preferential tax benefits currently enjoyed by Dalian Innomind, we would have to pay more taxes in the PRC, which could have a material and adverse effect on our financial condition and results of operations.

Recent changes in the PRC’s tax laws have, effective January 1, 2008, made wholly foreign-owned enterprises (“WFOEs”) subject to standard enterprise income tax rates, which are 25%.  Prior to these changes, WFOEs enjoyed tax preferences consisting of multi-year exemptions followed by a period of reduced rate taxation and ending with the application of standard tax rates.

Because Dalian Innomind was established before the effective date of these recent tax law changes, Jinzhou District Branch of the State Tax Bureau, Dalian City notified Dalian Innomind that it is entitled to: (i) a two-year exemption from enterprise income taxation beginning in 2008; (ii) a 12.5% enterprise income tax rate for the next three years; and (iii) application of the standard enterprise income tax rate (25%) thereafter.

If the PRC government were to eliminate these “grandfathered” tax preferences, and/or if the applicable government entity later interprets and/or implements the PRC tax law and related regulations differently and revoke the “grandfathered” tax benefits to Dalian Innomind, Dalian Innomind would immediately be subject to the standard statutory tax rate.  Further, if the applicable tax entity later determines that such standard statutory tax rate should be applied retroactively, we could be required to pay additional taxes. The loss of these preferential tax treatments, the retroactive payment of additional taxes and the potential acceleration of the application of standard PRC tax rates to our business, could have a material and adverse effect on our financial condition and results of operations.

The Restructuring Agreements we have entered into among our subsidiaries and affiliated entities or persons may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase the taxes we owe, and reduce our net income and the value of your investment.

Dalian Innomind has purchased assets from Dalian Rino at their book value and leased the remaining assets from Dalian Rino at a nominal amount.  Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities.  If any of the transactions we have entered into between Dalian Innomind and Dalian RINO are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of Dalian Innomind and Dalian Rino, and assess late payment interest and penalties.  A finding by the PRC tax authorities that we are ineligible for the tax savings achieved in the past, or that Dalian Rino or Dalian Innomind are ineligible for preferential tax benefits, would substantially increase the taxes we owe and reduce our net income and the value of your investment.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject our PRC resident shareholders or our parent company to liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange (“SAFE”) issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (the “SAFE Notice”), which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them.  In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China.  Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006.  If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company.  Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.  After the issuance of the SAFE Notice, an implementation rule on the SAFE Notice was issued on May 29, 2007, which provides for implementation guidance and supplements the procedures as provided in the SAFE Notice.  For an offshore special purpose company which was established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration requirement is repeated.

Due to lack of official interpretation, some of the terms and provisions of the SAFE Notice and its implementation rules remain unclear, and the implementation of the SAFE Notice by central SAFE and local SAFE branches has been inconsistent since its adoption.  Based on the advice of our previous PRC counsel, Global Law Offices, and current PRC counsel, Commerce & Finance Law Offices, both located in Beijing, and after consultation with relevant SAFE officials, we believe that the PRC resident shareholders of our parent company, RINO International, were required to complete their respective SAFE registrations pursuant to the SAFE Notice. However, they have not done so. Failure to comply with such SAFE registration and amendment requirements as described above could subject such resident shareholders to liability and punishment for evasion of applicable foreign exchange regulations.

Moreover, because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether the SAFE Notice and implementation rules will apply to us, we cannot predict how SAFE will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our or our parent company’s PRC resident shareholders.  In addition, such PRC residents may not always be able to complete registration procedures required by the SAFE Notice.  We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures.  A failure by our or our parent company’s PRC resident shareholders or future PRC resident shareholders to comply with the SAFE Notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, any one or more of which could adversely affect our business and prospects.

Ambiguities in the merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons may present risks in our compliance status under the regulations.

On September 8, 2006, the Ministry of Commerce (“MOFCOM”), together with several other government agencies, promulgated a comprehensive set of regulations governing the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside the PRC.  Although prior to September 8, 2006, there was a complex series of regulations in place for approval of Chinese enterprises that were administered by a combination of provincial and centralized agencies, the new regulations have largely centralized and expanded the approval process to MOFCOM, the State Administration of Industry and Commerce, SAFE or its branch offices, the State Asset Supervision and Administration Commission, and the China Securities Regulatory Commission.  Depending on the structure of the transaction as determined once a definitive agreement is executed, these regulations would require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies.  The merger and acquisition regulations set forth many specific requirements that have to be followed, but there are still many ambiguities in the meaning of many material provisions.

The transactions contemplated under the Restructuring Agreements are structured in a manner such that consummation of such transactions would not bring these transactions within the regulatory scope of the September 8, 2006 regulations.  However, due to the ambiguities in the meaning of many provisions, until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations.  Moreover, the ambiguities give the regulators wide latitude in the enforcement of the regulations and the transactions to which they may or may not apply.  Therefore, it is not inconceivable that future issuance of new regulations and pronouncement for the purposes of clarifying the application of September 30, 2006 regulations may retroactively make it apparent that the consummation of the transactions contemplated under the Restructuring Agreements are subject to September 8, 2006 regulations and failure to obtain approval required under the September 8, 2006 regulations may cause the PRC government to take actions that adversely affect the Restructuring Agreements including requiring us to unwind the Restructuring Agreements.  If this occurs, and if we do not mitigate the adverse effect to the investors’ reasonable satisfaction within 60 days of such PRC government actions, then we are required, within 30 days from the date of a written demand from the investor, to pay liquidated damages in an amount equal to the initial investment without interest and the shareholder must return the shares acquired under the agreement.  If we are obligated to pay liquidated damages of the entire investment amount, we would be forced to raise more capital or incur additional debt to satisfy such obligations and our liquidity would be materially and adversely affected.  If we do not have sufficient liquidity to satisfy our short-term working capital requirements and long-term capital expenditure requirements, our results of operations would be materially adversely affected.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters or the outbreak of health epidemics in China.  For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS.  In April 2009, an outbreak of the H1N1 virus, also commonly referred to as "swine flu," occurred in Mexico and has spread to other countries.  Cases of swine flu have been reported in Hong Kong and mainland China.  The Chinese government, and certain regional governments within China, have enacted regulations to address the H1N1 virus specifically within the education services market, which may have an affect on our business.  If the outbreak of swine flu were to become widespread in China or increase in severity, it could have an adverse effect on economic activity in China.  Such events could severely disrupt our business operations and harm our results of operations.  Any future natural disasters or health epidemics in the PRC could also have a material adverse effect on our business and results of operations.

Because our principal assets are located outside of the United States and some of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and some of our directors reside outside of the United States.  In addition, our operating subsidiary, Dalian Innomind, and controlled affiliate Dalian Rino and its subsidiaries, are located in the PRC and substantially all of their assets are located outside of the United States.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors.  In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC.  However, the PRC’s system of laws is not yet comprehensive.  The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent.  Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country.  Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision making is more uncertain than would be expected in a more developed country.  It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction.  The PRC’s legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases.  In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors.  Despite the trend of legislation over the last 20 years, which has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises, there can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms.  Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the PRC legal system on our business operations in the PRC can be viewed from two separate but intertwined considerations.  First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference.  In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to foreign invested enterprise participants.  These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws in the United States.  Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles.  PRC’s accounting laws require that an annual “statutory audit” be performed in accordance with PRC accounting standards and that the books of account of foreign invested enterprises are maintained in accordance with Chinese accounting laws.  Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, and failure to do so may result at business license revocation.  While the enforcement of substantive rights may appear less clear than under United States procedures, the foreign invested enterprises and wholly foreign-owned enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution.  Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks.  The communist regime in the PRC, which includes a cumbersome bureaucracy, may hinder Western investment.

The relative lack of public company experience of our management team may impair our ability to fully comply with all requirements applicable to public companies.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002.  Our Chief Executive Officer, Mr. Zou Dejun, our Chairman of the Board Ms. Qiu Jianping and our Controller (principal accounting officer), Ms. Yu Li, have never had responsibility for managing a publicly traded company.  Such responsibilities include complying with federal securities laws and making required disclosures in a timely basis.  Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements.  Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Dividends payable to us by our PRC subsidiaries may be subject to PRC withholding taxes, we may be subject to PRC taxation on our worldwide income, and dividends distributed to our non-PRC investors may be subject to PRC withholding taxes under the PRC Enterprise Income Tax Law.

As a result of our holding company structure, we rely entirely on dividend payments from Dalian Innomind, our subsidiary in China.  Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by Dalian Innomind, were exempt from PRC withholding tax.  Under the PRC Enterprise Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws.

Under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China are considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise.  In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC.

The PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues.  Although our offshore holding companies are not controlled by any PRC company or company group, we cannot assure you that we will not be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and its implementation rules.  If we are deemed to be a PRC resident enterprise, we will be subject to PRC enterprise income tax at the rate of 25% on our worldwide income.  In that case, however, dividend income we receive from Dalian Innomind may be exempt from PRC enterprise income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received by a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. However, as there is still uncertainty as to how the PRC Enterprise Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC enterprise income tax exemptions or reductions.

In addition, ambiguities also exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income.  If we are deemed to be a PRC resident enterprise, dividends distributed to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the transfer of our ordinary shares, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Enterprise Income Tax Law.

If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely affected due to our worldwide income being taxed in China under the PRC Enterprise Income Tax Law.  Additionally, we would incur an incremental PRC dividend withholding tax cost if we distributed our profits to our ultimate shareholders.  There is, however, not necessarily an incremental PRC dividend withholding tax on the piece of the profits distributed from our PRC subsidiaries, since they would have been subject to PRC dividend withholding tax even if we were not a PRC tax resident.

The Restructuring Agreements we have entered into with Dalian Rino and its shareholders, may be subject to scrutiny by the PRC tax authorities and a finding that Dalian Rino or its subsidiaries owe additional taxes could reduce our net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be audited or challenged by the PRC tax authorities.  We could face material and adverse consequences if the PRC tax authorities determine that the Restructuring Agreements we have entered into with Dalian Rino and its shareholders do not represent an arm’s-length price and adjust the income of Dalian Rino or its subsidiaries in the form of a transfer pricing adjustment.  A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expenses deductions recorded by Dalian Rino or its subsidiaries, which could in turn increase their tax liabilities.  In addition, the PRC tax authorities may impose late payment fees and other penalties to Dalian Rino or its subsidiaries for under-paid taxes.  Our consolidated net income may be materially and adversely affected if Dalian Rino or its subsidiaries’ tax liabilities increase or if they is found to be subject to late payment fees or other penalties.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Nevada corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign and local Chinese companies, including some that may compete with our company, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Because our funds are held in banks in the PRC that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

We may not possess all of the licenses required to operate our business, or we may fail to maintain the licenses we currently hold.  This could subject us to fines and other penalties, which may have a material adverse effect on our business, financial condition and results of operations.

We are required to hold a variety of permits and licenses to operate our business in China.  We may not possess all of the permits and licenses required for all of our business activities.  In addition, there may be circumstances under which an approval, permit or license granted by a governmental agency is subject to change without substantial advance notice, and it is possible that we could fail to obtain an approval, permit or license that is required to expand our business as we intend.  If we fail to obtain or to maintain such permits or licenses or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we would be able to offer.  As a result, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to this Offering and Ownership of Our Common Stock

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for our company.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers and directors beneficially own approximately 70.6% of our common stock immediately prior to the offering and 62.6% immediately after the offering (without taking into account shares issuable upon exercise of the warrants offered) pursuant to this prospectus supplement and the accompanying prospectus.  As a result, they are able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations.  The interests of our directors and officers may differ from that of other stockholders.  Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can, in turn, affect the market price of our common stock.

We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.  Under the employment agreement between us and Jenny Y. Liu, our CFO, we agree to indemnify and hold harmless Ms. Liu to the fullest extent permitted by law for any action or inaction of Ms. Liu while serving as our officer.  Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations.

Since we have broad discretion in how we use the net proceeds from this offering, we may use the net proceeds in ways in which you disagree.

 We intend to use the net proceeds from this offering for working capital requirements.  See “Use of Proceeds.”  We have not allocated specific amounts of the net proceeds from this offering for any specific purpose.  Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.  You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock may fluctuate widely.  You may not be able to resell your shares at or above the offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors, including broad market fluctuations. Some specific factors that may have a significant effect on the market price of our common stock include:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	the public's reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•	sales of common stock by us, the selling stockholder or members of our management team; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or in our industry generally.

Future sales of our shares, or the perception by the market that future sales of our shares may occur, could depress the market price of our common stock.

Future sales, or the perception of the availability for sale in the public market, of substantial amounts of our common stock could adversely affect theprevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities at a time and price that we deem appropriate. As of December 2, 2009, we had 25,351,289 shares of common stock outstanding, all of which shares, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements. In addition, all of the shares offered under this prospectus supplement and the accompanying prospectus will be freely tradable without restriction or further registration upon issuance.

The exercise price of the warrants exceeds the market price of our common stock.

The warrants will have an exercise price of $34.50 per share of common stock (112 % of the Per-Share Offering Price), which exceeds the current and recent market prices of our common stock. If the market price of our common stock does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value.

There is no public market for the warrants.

There is no established public trading market for the warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or automated quotation system. Without an active market, investors in this offering may be unable to readily sell the warrants. Furthermore, the warrants are transferable only in whole and not in part, which may limit the range of potential purchasers.

We have never declared or paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

The growth of our business requires significant funding, and we currently invest available funds and earnings in product development and expansion of our facilities. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently plan to invest all available funds and future earnings in the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

You will experience immediate dilution in the book value per share of the common stock you purchase.

You will suffer immediate dilution in the net tangible book value of the common stock you purchase in this offering because the price per share of our common stock being offered hereby is substantially higher than the book value per share of our common stock.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the registration statement of which it forms a part, and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance.  Statements containing terms such as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers.  These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the section of this prospectus supplement titled “Risk Factors” and those set forth under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our subsequent filings made with the Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements contained or incorporated by reference herein, which reflect management’s opinions only as of the date such statements were made.  Except as required by law, we undertake no obligation to revise or publicly release the results of any revisions to any forward-looking statements.  You are advised, however, to consult any additional disclosures we have made or will make in our reports to the Commission on Forms 10-K, 10-Q and 8-K.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the placement agent fee and offering expenses payable by us of approximately $5,100,000 million, will be approximately $94,899,709 (without taking into account any cash payment for shares issuable upon exercise of the warrants issued in the offering.).

We intend to use the net proceeds from this offering for working capital requirements.  Pending these uses, we intend to invest our net proceeds from this offering primarily in cash, or cash equivalents.  As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering.  Accordingly, we will retain broad discretion over the use of these proceeds.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “RINO”.  The following table sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock as reported by Bloomberg L.P.

Fiscal year ended December 31, 2007:	High	Low
Third quarter	56.00	2.30
Fourth quarter	12.25	2.35

Fiscal year ended December 31, 2008:	High	Low
First quarter	$12.25	$7.10
Second quarter	11.50	7.75
Third quarter	11.50	8.00
Fourth quarter	8.25	2.00

Fiscal year ended December 31, 2009:	High	Low
First quarter	$3.50	$2.00
Second quarter	9.89	2.50
Third quarter	21.14	8.60
Fourth quarter (through November 30, 2009)	34.25	12.35

As of December 2, 2009, there were approximately 105 registered holders of record of our common stock.  A substantially greater number of holders of our common stock are in “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

The last reported sale price of our common stock on the Nasdaq Global Market on December 2, 2009, 2009 was $30.51 per share.

DIVIDEND POLICY

We have never paid any dividends.  We do not intend to pay cash dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 3,252,032 shares of our common stock, together with the warrants to purchase up to an aggregate of 2,276,422 shares of our common stock. The purchase price for each share of common stock and the related warrant is $30.75. Each warrant has an exercise price of $34.50 per share (112% of the per share price of the common stock offered in this offering). The common stock and the warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Common Stock

The material terms and provisions of our common stock are described in the sections entitled "Description of Capital Stock" and "Common Stock" in the accompanying prospectus. The shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrants, which will be provided to the investors in this offering and was filed as an exhibit to Current Report on Form 8-K filed with the Commission on December 2, 2009.

Series A Warrants

The Series A Warrants to be issued in this offering represent the right to purchase up to an aggregate of 1,138,211 shares of common stock. The Series A Warrants are exercisable beginning on the closing date and expire on the six month anniversary of the closing date.  Each Series A Warrant has an exercise price of $34.50 per share (112% of the Per-Share Offering Price).

Series B Warrants

The Series B Warrants to be issued in this offering represent the right to purchase up to an aggregate of 1,138,211 shares of common stock. The Series B Warrants are exercisable beginning on the six month one day anniversary of the closing date and expire on the one year one day anniversary of the closing date.  Each Series B Warrant has an exercise price of $34.50 per share (112% of the Per-Share Offering Price).

General

Exercisability. A holder of warrants does not have the right to exercise any portion of the warrant if such holder would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.

Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer.

Purchase Rights. If we consummate any fundamental transaction, as described in the warrants, which generally includes any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such fundamental transactions.

Exchange Listing. We do not plan on making an application to list the warrants on the NASDAQ Global Market, any national securities exchange or other nationally recognized trading system. Our common stock underlying the warrants is listed on the NASDAQ Global Market.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis) or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, dividends or other rights as our stockholder, until they exercise their warrants.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

PLAN OF DISTRIBUTION

We are offering our securities through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated December 2, 2009, Rodman & Renshaw, LLC has agreed to act as the placement agents for the sale of up to 3,252,032 shares of our common stock and warrants to purchase up to 2,276,422 shares of our common stock. The placement agents are not purchasing or selling any shares or warrants by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of our common stock or warrants, but have agreed to use its best efforts to arrange for the sale of all securities being offered in this offering.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the securities in this offering, informing investors of the closing date as to such units. We currently anticipate that closing of the sale of the securities we are offering will take place on or about December 7, 2009. Investors will also be informed of the date and manner in which they must transmit the purchase price for their securities purchased.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the securities we sell;

•	we will deliver to each of the investors, through the Deposit Withdrawal Agent Commission system, the shares of common stock being purchased; and

•	Rodman & Renshaw, LLC will receive the placement agent’s fee in accordance with the terms of the placement agency agreement.

Pursuant to the placement agency agreement, we have agreed to pay the placement agent an aggregate fee equal to 4.5% of the aggregate gross proceeds raised in connection with the offering. Additionally, a cash fee payable within 48 hours of (but only in the event of) the receipt by us of any proceeds from the exercise of the warrants or options sold in the offering that are solicited by the Placement Agent and otherwise in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110 equal to 3% of the aggregate cash exercise price received by us upon such exercise, if any (the “Warrant Solicitation Fee”), provided, however, the Warrant Solicitation Fee shall be reduced to the extent (and only to the extent) that the placement agent’s aggregate compensation for the placement, as determined under FINRA Rule 5110, would otherwise exceed 8%.  The placement agent is required to bear its own out of pocket expenses, including without limitation legal fees. The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of our securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby and excluding proceeds that we may receive upon exercise of the warrants.

Per share placement agent fee	$1.38
Total placement agent fees	$$4,487,804

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agency agreement is included as an exhibit to our Current Report on Form 8-K that we filed with the Commission on December 2, 2009.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

Our common stock is traded on the Nasdaq Global Market under the symbol “RINO.”

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and Holland & Hart LLP, Reno, Nevada.  Weinstein & Smith LLP will pass upon certain matters relating to this offering for Rodman & Renshaw, LLC.

EXPERTS

Jimmy C.H. Cheung & Co, CPAs and Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accounting firms, have audited our consolidated financial statements for the years ended December 31, 2007 and 2008, respectively, which are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms, including those located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference into this prospectus certain information we file with them, which means that we can disclose important information by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.   The documents incorporated by reference into this prospectus contain information that you should read about us.  We incorporate by reference the documents listed below that we have previously filed with the Commission:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 15, 2009, August 10, 2009 and November 13, 2009, respectively;

•
our Current Reports on Form 8-K filed on August 19, 2008, January 27, 2009, February 18, 2009, February 20, 2009, April 8, 2009, May 22, 2009, July 1, 2009, July 13, 2009, July 20, 2009, August 10, 2009, November 16, 2009 and December 2, 2009*; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the Commission on July 7, 2009 pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering or the termination of the offering.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus supplement.

You may request a copy of these filings, at no cost to you, by telephoning us at +86-411-8766-2700 or by writing us at the following address:

Chief Financial Officer
RINO International Corporation
No. 11, Youquan Rd.
Zhanqian Street, Jinzhou District
Dalian City, 116100, People’s Republic of China

* Pursuant to General Instruction B(2) of Form 8-K, information or reports “furnished” on Form 8-K are not deemed to be “filed” for the purpose of Section 18 of the Exchange Act and are not subject to the liabilities of that section. Unless otherwise specifically noted in the Form 8-K, we are not incorporating and will not incorporate by reference future information or reports “furnished” on Form 8-K into this prospectus.